As filed with the Securities and Exchange Commission on June 15, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Covia Holdings Corporation

(Exact name of registrant as specified in charter)

Delaware	13-2656671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio	44026
(Address of principal executive offices)	(Zip Code)

Covia Holdings Corporation 2018 Omnibus Incentive Plan

(Full Title of the Plan)

Andrew D. Eich

8834 Mayfield Road, Chesterland, Ohio 44026

(800) 255-7263

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter D. Lyons, Esq.

Omar Pringle, Esq.

Aly El Hamamsy, Esq.

Michael A. Levitt, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, New York 10022

(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.01	10,000,000	N/A	$219,400,000	$27,315.30

(1)	This Registration Statement on Form S-8 covers 10,000,000 shares of common stock, $0.01 par value per share, of Covia Holdings Corporation (the “Registrant”). The shares registered hereunder will be issued under the Covia Holdings Corporation 2018 Omnibus Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. In accordance with Rules 457(c) and 457(h) under the Securities Act, the maximum offering price per share is the product of (A) $21.94, the average of the high and low prices per share of common stock of the Registrant as reported on the New York Stock Exchange on June 13, 2018, and (B) 10,000,000, the maximum number of shares to be registered, totaling $219,400,000.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price calculated as described in note 2 above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in the Covia Holdings Corporation 2018 Omnibus Incentive Plan covered by this registration statement (this “Registration Statement”), as specified by the U.S. Securities and Exchange Commission (the “Commission”), pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

•	the Registrant’s final prospectus filed with the Commission on April 26, 2018 pursuant to Rule 424(b)(3) under the Securities Act in connection with the Registrant’s Registration Statement on Form S-4 (File No. 333-224228), as amended by the prospectus supplement filed with the Commission on May 7, 2018;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Commission on May 24, 2018;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on May 7, 2018 and June 6, 2018; and

•	the description of the Registrant’s common stock included under the captions “Description of Combined Company Capital Stock” and “Comparison of Stockholder Rights Before and After the Merger” contained in the prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-224228), which description has been incorporated by reference in Item 1 of the Registration Statement on Form 8-A (File No. 001-38510) filed with the Commission on May 30, 2018.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission, and other documents or information deemed furnished but not filed under the rules of the Commission) prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Registrant’s certificate of incorporation provides that directors and officers will be indemnified to the fullest extent permitted by the DGCL.

In addition, the Registrant’s certificate of incorporation limits the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	for unlawful payment of a dividend or an unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only, and will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities arising out of that person’s actions as the Registrant’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.

In accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 11, 2017, by and among the Registrant, Fairmount Santrol Holdings Inc. (“Fairmount Santrol”), SCR-Sibelco NV, a privately-owned Belgian company, Bison Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Registrant (“Merger Sub”), and Bison Merger Sub I, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Registrant (“Merger Sub LLC”), the Registrant is required to, and to cause Fairmount Santrol as the surviving corporation in the Merger (as defined in the Merger Agreement) and Merger Sub LLC as the surviving company in the Second Merger (as defined in the Merger Agreement) to, from and after the effective time, indemnify and hold harmless each individual who was as of December 11, 2017, or becomes prior to the effective time, a director or officer of the Registrant, Fairmount Santrol or any of their respective subsidiaries and each person who was serving as a director or officer of another person at the request of the Registrant, Fairmount Santrol or any of their respective subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of December 11, 2017 pursuant to the organizational documents of Fairmount Santrol or the Registrant, as applicable, or any of their subsidiaries, and any indemnification agreements in existence as of December 11, 2017. In the event of any such claim, action, suit or proceeding, each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding to the same extent as such indemnified parties are entitled to advance of expenses as of December 11, 2017, provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, the organizational documents of Fairmount Santrol or the Registrant, and any indemnification agreements in existence as of December 11, 2017, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Merger Agreement also requires Merger Sub LLC, as the surviving entity in the Second Merger, for a period of six years following the effective time, to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Fairmount Santrol or any of its subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons with respect to claims arising from facts or events occurring at or before the effective time, except that in no event will the Registrant or Merger Sub LLC as the surviving entity of the Second Merger be required to pay with respect to such insurance policies (or substitute insurance policies) of Fairmount Santrol in respect of any one policy year more than 300% of the annual premium payable by Fairmount Santrol for such insurance for the prior 12 months (the “maximum amount”). If the Registrant or Fairmount Santrol as the surviving corporation of the Merger is unable to obtain the required insurance, it must obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount in respect of each policy year within such period. In lieu of the foregoing, Fairmount Santrol may obtain at or prior to the effective time a six-year “tail” policy under its existing directors and officers insurance policy providing equivalent coverage to that described above for a cost, on an annual basis, not to exceed the maximum amount.

In addition, the Registrant is expected to enter into indemnification agreements with its directors and officers.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Registrant’s certificate of incorporation and the Registrant’s bylaws and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Covia Holdings Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38510) filed with the Commission on June 6, 2018).

3.2	Amended and Restated Bylaws of Covia Holdings Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38510) filed with the Commission on June 6, 2018).

4.1	Stockholders Agreement, by and among Covia Holdings Corporation, SCR-Sibelco NV and the other stockholders named therein (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File 001-38510) filed with the Commission on June 6, 2018).

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (File 333-225331) filed with the Commission on May 31, 2018).

5.1	Opinion of Freshfields Bruckhaus Deringer US LLP, counsel to the Registrant, as to the validity of the shares (including consent).

10.1	Covia Holdings Corporation 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registrant’s Current Report on Form 8-K (File No. 001-38510) filed with the Commission on June 6, 2018).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Fairmount Santrol Holdings Inc.

23.3	Consent of GZA GeoEnvironmental, Inc., reserves valuation expert of the Registrant.

23.4	Consent of GZA GeoEnvironmental, Inc., reserves valuation expert of Fairmount Santrol Holdings Inc.

23.5	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Chesterland, State of Ohio, on June 15, 2018.

COVIA HOLDINGS CORPORATION

By:	/s/ Andrew D. Eich
Name: Andrew D. Eich
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitutes and appoints Jenniffer D. Deckard and Andrew D. Eich, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 15, 2018 in the capacities indicated:

	Name	Title

By:	/s/ Jenniffer D. Deckard Jenniffer D. Deckard	President, Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Andrew D. Eich Andrew D. Eich	Chief Financial Officer (Principal Financial Officer)

By:	/s/ Meghan E. DeMasi Meghan E. DeMasi	Vice President of Accounting & Controls (Principal Accounting Officer)

By:	/s/ Richard A. Navarre Richard A. Navarre	Chairman of the Board

By:	/s/ William E. Conway William E. Conway	Director

By:	/s/ Kurt Decat Kurt Decat	Director

	Name	Title

By:	/s/ Jean-Luc Deleersnyder Jean-Luc Deleersnyder	Director

By:	/s/ Michel Delloye Michel Delloye	Director

By:	/s/ Charles D. Fowler Charles D. Fowler	Director

By:	/s/ Stephen J. Hadden Stephen J. Hadden	Director

By:	/s/ William P. Kelly William P. Kelly	Director

By:	/s/ Jean-Pierre Labroue Jean-Pierre Labroue	Director

By:	/s/ Olivier Lambrechts Olivier Lambrechts	Director

By:	/s/ Matthew F. LeBaron Matthew F. LeBaron	Director

By:	/s/ Jeffrey Scofield Jeffrey Scofield	Director